Exhibit 99.1

Apollo Global Management to Acquire Leading Alternative Credit Manager Stone Tower Capital

Transaction Extends Apollo’s Reach in the Global Financial Markets, Increasing

Total AUM to Approximately $82 billion

New York, NY. December 16, 2011 – Apollo Global Management, LLC (NYSE: APO) and its subsidiaries (collectively “Apollo”) today announced that it has agreed to merge Stone Tower Capital LLC and its related management companies (“Stone Tower”), a leading alternative credit manager with approximately $17 billion of assets under management (AUM), into Apollo’s capital markets business. The transaction will substantially increase Apollo’s capital markets AUM to approximately $39 billion1, making capital markets Apollo’s largest business segment upon closing on an AUM basis. Total AUM for Apollo will increase to approximately $82 billion after giving effect to the transaction.

The deal will bolster Apollo’s position as one of the world’s largest and most diverse credit managers by adding significant scale and several new credit product capabilities. The Stone Tower transaction is consistent with Apollo’s strategy to expand the depth and breadth of its global integrated investment platform and meet the growing secular demand for comprehensive alternative investment solutions.

Stone Tower currently manages approximately $17 billion of alternative credit assets across a variety of corporate credit funds through separately managed accounts, credit opportunity funds, and 12 Collateralized Loan Obligations (CLOs), as well as structured credit funds2. Stone Tower’s investment expertise spans a variety of alternative asset classes and strategies including senior loans, high yield bonds, long/short credit, private debt solutions, CLO liabilities, CLO equity, RMBS, CMBS and other asset-backed securities.

Terms of the transaction were not disclosed. Subject to certain conditions, the transaction is expected to close by the end of the first quarter of 2012.

[1]	Apollo’s assets under management as of September 30, 2011 pro-forma for Stone Tower assets under management.
[2]	Approximately $5 billion of Stone Tower’s Structured Products AUM consists of SIV unwind advisory contracts, ABS CDOs and other short-term funds which have an estimated remaining life of 12-18 months.

Leon Black, Chairman and Chief Executive Officer of Apollo, said, “Stone Tower is one of the industry’s premier independent credit managers and we believe it is an exceptional addition to our growing capital markets business. This transaction leverages Apollo’s existing capabilities and further enhances our significant scale and diversity as a leading global credit manager. This transaction also marks a milestone for Apollo as the capital markets segment will become the largest part of our business upon closing. We believe the global macro environment, secular trends in the financial services sector, and Apollo’s long history and track record in credit asset management will result in significant growth.”

James Zelter, Managing Director of Apollo’s Capital Markets Business, said, “The Stone Tower team, which has a strong cultural fit with Apollo, has built an outstanding franchise and track record, and we are pleased they will be joining our capital markets business. The transaction will allow Apollo to offer a greater variety of investment products to our combined investor base and expand the breadth of our credit coverage. These strategic benefits are significant to our business, particularly amid the cyclical volatility and secular changes which we believe are creating voids in the marketplace that our combined platform can now effectively fill.”

Michael Levitt, Chairman and Chief Executive of Stone Tower, will be joining Apollo under a long-term employment agreement as Vice Chairman of Apollo Credit Management, Apollo’s credit management business. Mr. Levitt said, “We believe Apollo’s integrated business model, global credit and capital markets expertise, scale, diversity and significant resources make this transaction a highly compelling one for our investors. Alternative credit is an increasingly strong and attractive asset class, and we believe our combined expertise will deliver value to our investors while continuing to build and grow Apollo’s industry-leading credit asset management business.”

Stone Tower was advised by GreensLedge Capital Markets LLC and Weil, Gotshal & Manges LLP. Apollo was advised by Citigroup Global Markets Inc. and Paul, Weiss, Rifkind, Wharton & Garrison LLP.

About Apollo Global Management

Apollo is a leading global alternative investment manager with offices in New York, Los Angeles, London, Frankfurt, Luxembourg, Singapore, Mumbai and Hong Kong. Apollo had assets under management of more than $65 billion as of September 30, 2011, in private equity, credit-oriented capital markets and real estate funds invested across a core group of nine industries where Apollo has considerable knowledge and resources. For more information about Apollo, please visit www.agm.com.

About Stone Tower Capital

Stone Tower Capital LLC is a leading independent alternative credit asset manager with approximately $17 billion in assets under management. The firm, founded in 2001, specializes in a variety of corporate and structured credit and credit-related products. Stone Tower has a global investor base that includes state and county pension funds, superannuation funds, corporate pension funds, insurance companies, family offices, university endowments, and high-net-worth individuals. The firm is headquartered in New York with offices in Los Angeles and Dublin. Stone Tower operates through its advisory affiliates which are registered with the Securities and Exchange Commission as investment advisers under the Investment Advisers Act of 1940.

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Contacts

For investor inquiries regarding Apollo, please contact:

Apollo Global Management, LLC

Gary M. Stein, 212-822-0467

Head of Corporate Communications

gstein@apollolp.com

or

Patrick Parmentier, CPA, 212-822-0472

Investor Relations Manager

pparmentier@apollolp.com

or

For media inquiries regarding Apollo, please contact:

Rubenstein Associates, Inc. for Apollo Global Management, LLC

Charles Zehren, 212-843-8590

czehren@rubenstein.com

For media inquiries regarding Stone Tower, please contact:

ASC Advisors

Steve Bruce / Scott Tagliarino

203-992-1230

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